UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 30, 2014

SENTIO HEALTHCARE PROPERTIES, INC.

 (Exact name of registrant as specified in its charter)

Maryland	000-53969	20-5721212
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

189 South Orange Ave, Suite 1700

Orlando, FL 32801

(Address of principal executive offices)

407-999-7679

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 1.01	ENTRY INTO MATERIAL DEFINITIVE AGREEMENTS.

Sale of Preferred Units in our Operating Partnership

On December 30, 2014, a purchase of securities (the “Put Exercise”) was completed by Sentinel RE Investment Holdings, LP, an affiliate of KKR & Co. L.P., (the “Investor”) pursuant to the Securities Purchase Agreement (the “Purchase Agreement”) dated as of February 10, 2013, as amended, between Sentio Healthcare Properties, Inc. (the “Company,” “we,” or “us”), Sentio Healthcare Properties OP, L.P. (our “Operating Partnership”), and the Investor. The Purchase Agreement and the transactions contemplated thereunder were previously reported in the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on February 12, 2013 and December 30, 2014 (the “Prior 8-K”).

Pursuant to the Put Exercise, the Investor purchased the following securities for an aggregate purchase price of $34.1 million:

•	341,400 newly-issued Series B Convertible Preferred Units of limited partnership interest of the Operating Partnership (the “Series B Preferred Units”), which are convertible into approximately 3,407,186 shares of the Company’s common stock at the currently effective conversion price.

After giving effect to the Put Exercise, 639,700 Series B Preferred Units remain issuable under the Purchase Agreement. The obligation of the Investor to purchase additional Series B Preferred Units under the Purchase Agreement is conditioned upon, among other things, the receipt of notice from us of the intention to sell a specified amount of securities to the Investor to finance a proposed real estate acquisition or construction loan.

Disclosure concerning the other terms and conditions of the Series B Preferred Units, the transfer and registration thereof and the covenants in the Purchase Agreement and the related agreements is incorporated herein by reference from the Prior 8-K. The above summary of the issuance of the Series B Preferred Units does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement and related agreements attached to the Prior 8-K and incorporated by reference herein.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF BALANCE SHEET ARRANGEMENT OF REGISTRANT.

On December 31, 2014, in connection with the acquisition of a senior living community in The Villages, Florida (“Sumter Place”), we entered into a mortgage agreement with KeyBank National Association, an unaffiliated lender, with an outstanding principal balance of approximately $28.9 million (the “Loan”), which is secured by Sumter Place. The Loan has a term of three years at a floating interest rate of one month LIBOR plus 3.15% subject to increase in certain circumstances. Loan payments are interest only for the initial three year term. We have the right to make prepayments on the Loan, in whole or in part, without prepayment penalty provided that the minimum repayment is in increments of at least $500,000. We have an extension option for a single one-year term in which the payments would include principal amortization based on a 30-year amortization period.

ITEM 3.02	UNREGISTERED SALE OF EQUITY SECURITIES.

The Put Exercise was made pursuant to the private placement exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated by the SEC thereunder. The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

ITEM 8.01	OTHER EVENTS

On December 31, 2014, through a wholly-owned subsidiary, we acquired Sumter Place from Retirement One, LLC, which is not affiliated with us or our external advisor, for a purchase price of $48.5 million plus closing costs and expenses. Sumter Place is a senior living community that consists of 108 assisted living units and 40 memory care units in The Villages, Florida.

We funded the purchase of Sumter Place with proceeds from the sale of preferred units of limited partnership interest in Sentio Healthcare Properties OP, L.P. to Sentinel RE Investment Holdings, LP, as further described above in Item 1.01, and with proceeds from a mortgage loan from KeyBank National Association, as further described under Item 2.03 above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENTIO HEALTHCARE PROPERTIES, INC.

Dated: January 6, 2015	By:	/s/ Sharon C. Kaiser
Sharon C. Kaiser,
Chief Financial Officer